Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Peoples Financial Services Corp.

Scranton, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-216321 and No. 333-219090) of Peoples Financial Services Corp. of our report dated March 16, 2017, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO USA, LLP
Harrisburg, Pennsylvania March 14, 2018

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